Exhibit 10.99
Memo

230 Park Avenue, New York, NY 10169
To:	Christine Hurtsellers	Copies to:	Cindy Caruso
Subject:	Compensation		Bill Delahanty
Date:	February 12, 2009
From:	Rob Leary	Telephone:	212-309-8294
Department:	Office of CEO

Christine, this memo will confirm your new role as Chief Investment Officer of Fixed Income & Proprietary Investments. In this role, you will report to me. The Annual Incentive Compensation & Long Term Incentive Compensation targets laid out in this memo for 2009 are contingent on your remaining in this position. Should you no longer hold the position of Chief Investment Officer of Fixed Income & Proprietary Investments, both your Annual Incentive Compensation and your Long Term Incentive Compensation targets may be re-set in alignment with your new role.

Base Salary: Effective February 1st, your base salary will be $335,000 per year payable on a semi-monthly basis in accordance with ING regular payroll practices.

Annual Incentive Compensation:

1.	For the 2009 performance year, your target incentive will be 200% of your annual base salary of $335,000 (600% maximum).

2.
For the 2008 performance year, your annual incentive will be $750,000. Bonuses are payable on March 12, 2009. Bonus compensation is payable only if you are actively employed by the firm at the time bonuses are paid.

Long Term Incentive Compensation:

1.
Your target award for performance year 2009 will have an economic value of $295,000. The value of this award may consist of a combination of stock options, restricted performance shares and restricted stock. Grants are normally made in March following the performance year.

2.
For the 2008 performance year, your long term grant will have an economic value of $225,000. The value of this award may consist of a combination of stock options, restricted performance shares and restricted stock. Grants will be made in March 2009.

You must be an active employee of ING IM on the grant date in order to receive the award.

In addition, we have agreed to provide you with a retention award in the form of restricted stock, with an economic value of $1,200,000 at the time of grant. This restricted stock award will vest in three installments over three years from the date of grant, in accordance with the following schedule, provided you are actively employed by the firm on the vesting date:

- $400,000 in initial economic value to be vested on March 1, 2010;
- $400,000 in initial economic value to be vested on March 1, 2011; and
- $400,000 in initial economic value to be vested on March 1, 2012.

We will provide you shortly with a separate agreement which outlines all of the terms and conditions of the restricted stock retention award.

Christine, I thank you for your commitment and demonstrated professionalism. We appreciate your continued efforts and engagement with ING Investment Management.

Acknowledged and agreed:

By: /s/ Christine Hurtsellers Date: 4/27/2009